Exhibit 99.1

AMAG Pharmaceuticals Announces Appointment of
Barbara Deptula to Board of Directors

LEXINGTON, MA (September 9, 2013) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that Barbara Deptula, former executive vice president and chief corporate development officer of Shire plc, has been elected to AMAG’s Board of Directors, effective September 6, 2013.

Ms. Deptula brings to the AMAG board broad-based corporate development expertise obtained through her distinguished 30-year career in a variety of biotechnology and multi-national pharmaceutical organizations.  During her tenure at Shire, the company deployed nearly five billion dollars acquiring a range of companies and products, and established an independent venture capital arm.

“Barbara has had a successful career as a senior executive in business development and corporate strategy, and she brings to our board a skill set that complements our current board and AMAG’s strategic focus,” said Michael Narachi, chairman of the board of AMAG. “We are pleased to have Barbara join us as we continue to grow our current products and seek additional products to add to our portfolio.”

Ms. Deptula began working at Shire Pharmaceuticals in 2004, and retired in 2012 from her position as executive vice president and chief corporate development officer, and a member of Shire’s leadership team. Prior to joining Shire, Ms. Deptula was president of the biotechnology division of Sicor Inc. and senior vice president for commercial and product development at Coley Pharmaceutical Group. She also held senior management positions focused on marketing, product development, licensing and business development at US Bioscience, Schering Plough, American Cyanamid, and Genetics Institute. Ms. Deptula received her master’s degree in business administration from the University of Chicago and a bachelor’s of science degree from the University of Connecticut’s School of Pharmacy.

About AMAG Pharmaceuticals

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States.

100 Hayden Avenue, Lexington, MA 02421 (617) 498-3300  www.amagpharma.com

Along with driving organic growth of its products, AMAG intends to expand its portfolio with additional commercial-stage specialty products. The company is seeking complementary products that leverage the company’s commercial footprint and focus on hematology and oncology centers and hospital infusion centers. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.; MuGard is a registered trademark of Access Pharmaceuticals, Inc.

AMAG Pharmaceuticals Contact:

Amy Sullivan, 617-498-3303

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